Exhibit 99.1

FOR IMMEDIATE RELEASE

William Lyon Homes Announces Expiration of Early Tender Deadline and Consent Solicitation in respect of

Outstanding 8.5% Senior Notes due 2020

NEWPORT BEACH, Calif. — January 31, 2017 — William Lyon Homes (NYSE: WLH) (the “Company”) today announced, in connection with its offer to purchase for cash (the “Tender Offer”) any and all of the outstanding aggregate principal amount of 8.5% Senior Notes due 2020 (the “2020 notes”) and the consent solicitation (the “Consent Solicitation”) for the Proposed Amendments (as defined below), in each case through its wholly owned subsidiary, William Lyon Homes, Inc. (“California Lyon”) and subject to the terms and conditions specified in the related offer to purchase and consent solicitation statement dated January 17, 2017 (the “Offer to Purchase”), that as of 5:00 PM New York City time on January 30, 2017 (the “Early Tender Deadline”), according to Global Bondholder Services Corporation, approximately $395,648,000 or 93.09% of the outstanding aggregate principal amount of the 2020 notes had been validly tendered and not validly withdrawn in the Tender Offer and Consent Solicitation. California Lyon will today accept for payment, subject to the terms and conditions specified in the Offer to Purchase, all 2020 notes validly tendered and not validly withdrawn on or prior to the Early Tender Deadline. Accordingly, the tendering holders will today receive, subject to the terms and conditions specified in the Offer to Purchase, the total consideration of US$1,046.50 per US$1,000 principal amount of 2020 notes tendered and accepted for payment, which includes an early tender premium of US$30.00 (the “Consent Payment”) with respect to each US$1,000 principal amount of 2020 notes tendered.

California Lyon has received consents sufficient to approve amendments to the indenture governing the 2020 notes to eliminate substantially all of the restrictive covenants and certain events of default and reduce the minimum notice period required for optional redemptions of the 2020 notes to two business days (collectively, the “Proposed Amendments”) on the terms and subject to the conditions set forth in the Offer to Purchase, which will become effective today when the holders receive the Consent Payment for all 2020 notes that have been validly tendered and not validly withdrawn on or prior to the Early Tender Deadline. Upon effectiveness of the Proposed Amendments, California Lyon intends to issue an irrevocable notice of redemption today to redeem the remaining outstanding 2020 notes.

The Tender Offer and Consent Solicitation are scheduled to expire at Midnight, New York City time, on February 13, 2017, unless extended or earlier terminated (such date and time, as it may be extended or earlier terminated, the “Expiration Time”). Subject to the terms and conditions set forth in the Offer to Purchase, holders who validly tender their 2020 notes after the Early Tender Deadline and at or prior to the Expiration Time will only be eligible to receive US$1,016.50 per US$1,000 principal amount of 2020 notes tendered and accepted for payment. Holders who validly tender their 2020 notes pursuant to the Tender Offer prior to the Early Tender Deadline will be deemed to have validly delivered consents related to such 2020 notes (the “Consents”) in the Consent Solicitation.

The Company engaged Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC to serve as dealer managers for the Tender Offer and Consent Solicitation. For additional information regarding the terms of the Tender Offer, please contact Citigroup Global Markets Inc. at 390 Greenwich Street, 1st Floor, New York, New York 10013, Attention: Liability Management Group, Call U.S. Toll-Free: (800) 558-3745, Call Collect: (212) 723-6106; J.P. Morgan Securities LLC at 383 Madison Avenue, New York, NY 10179, Attention: Liability Management Group, Call U.S. Toll-Free: (866) 834-4666, Call Collect: (212) 834-4140; or Credit Suisse Securities (USA) LLC at Eleven Madison Avenue, New York, NY 10010, Attention: Liability Management Group, Call U.S. Toll-Free (800) 820-1653, Call Collect: (212) 325-2476.

The Company has appointed Global Bondholder Services Corporation to serve as the information agent and tender agent for the Tender Offer and Consent Solicitation. Questions regarding the Tender Offer and Consent Solicitation should be directed to Global Bondholder Services Corporation at 65 Broadway, Suite 404, New York, NY 10006, Banks and Brokers Call: (212) 430-3774, Call U.S. Toll-Free: (866) 470-3800. Documents for the Tender Offer and Consent Solicitation, including the Offer to Purchase and the letter of transmittal, may be obtained by contacting Global Bondholder Services Corporation by telephone or by email at contact@gbsc-usa.com.

This press release is neither an offer to sell nor a solicitation of an offer to buy the 2020 notes or any other securities and shall not constitute an offer or a solicitation of an offer to buy, or a sale of, the 2020 notes or any other securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or any jurisdiction. Any offer, if at all, will be made only pursuant to Rule 144A under the Securities Act.

Forward-Looking Statements

Statements contained in this release that state the Company’s or management’s intentions, expectations or predictions of the future are forward-looking statements. Specifically, the Company cannot assure you that Tender Offer, the Consent Solicitation or the offer to purchase the 2020 notes described above will be consummated on the terms currently contemplated, if at all. The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. Additional information concerning factors that could cause actual results to differ materially is contained from time to time in the Company’s filings with the Securities Exchange Commission, including, but not limited to, the Company’s annual report on Form 10-K for the year ended December 31, 2015, and its quarterly reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016. The Company disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.

About William Lyon Homes

William Lyon Homes is one of the largest Western U.S. regional homebuilders. Headquartered in Newport Beach, California, the Company is primarily engaged in the design, construction, marketing and sale of single-family detached and attached homes in California, Arizona, Nevada, Colorado, Washington and Oregon. Its core markets include Orange County, Los Angeles, the Inland Empire, the San Francisco Bay Area, Phoenix, Las Vegas, Denver, Portland and Seattle. The Company has a distinguished legacy of more than 60 years of homebuilding operations, over which time it has sold in excess of 99,000 homes. The Company markets and sells its homes under the William Lyon Homes brand in all of its markets except for Colorado, where the Company operates under the Village Homes brand, and Washington and Oregon, where the Company operates under the Polygon Northwest brand.

Investor/Media Contacts:

Financial Profiles, Inc.

Larry Clark, (310) 622-8223

WLH@finprofiles.com